UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2010

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As disclosed in its recent Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 (the “First Quarter 10-Q”), WellCare Health Plans, Inc. (the “Company”) announced changes to its segment reporting structure that were effective January 1, 2010.  During the first quarter of 2010, the Company reassessed its segment reporting practices and made revisions to reflect its current method of managing performance and determining resource allocation, which includes reviewing the results of its Medicare stand-alone prescription drug plans (“PDP”) operations separately from other Medicare products. Accordingly, the Company now has three reportable segments within its two main business lines: Medicaid, Medicare Advantage (“MA”) and PDP. The Medicare private-fee-for-service (“PFFS”) product that the Company exited December 31, 2009 is reported within the MA segment. Presented below is certain historical income statement data of the Company for the years ended December 31, 2009, December 31, 2008 and December 31, 2007, revised to reflect the change in the Company’s reportable segments.  For additional information regarding the change in reporting segments and the Company’s historical financial presentation, please see the First Quarter Form 10-Q and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

WellCare Health Plans, Inc.
(in thousands)

	For the year ended December 31,
	2009	2008	2007
Premium revenue:
Medicaid	$3,256,731	$2,991,049	$2,691,781
Medicare Advantage	2,775,442	2,436,226	1,586,266
PDP	835,079	1,055,795	1,026,842
Total premium revenue	6,867,252	6,483,070	5,304,889

Medical benefits expense:
Medicaid	2,810,611	2,537,422	2,136,710
Medicare Advantage	2,299,378	2,058,430	1,251,753
PDP	752,468	934,364	824,921
Total medical benefits expense	5,862,457	5,530,216	4,213,384

Gross margin:
Medicaid	446,120	453,627	555,071
Medicare Advantage	476,064	377,796	334,513
PDP	82,611	121,431	201,921
Total gross margin	1,004,795	952,854	1,091,505

Investment and other income	10,912	38,837	85,903
Other expenses	922,687	1,044,861	799,440
Income (loss) before income taxes	$93,020	$(53,170)	$377,968

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLCARE HEALTH PLANS, INC.
May 7, 2010	/s/ Thomas L. Tran Thomas L. Tran Senior Vice President and Chief Financial Officer